As filed with the Securities and Exchange Commission on December 11, 2015

Registration No. ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SWK Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0435679 (I.R.S. Employer Identification No.)

14755 Preston Road; Suite 105

Dallas, Texas 75254

(Address of principal executive offices) (Zip Code)

2010 SWK Holdings Corporation Equity Incentive Plan

(Full title of the plan)

J. Brett Pope

Chief Executive Officer

14755 Preston Road; Suite 105

Dallas, Texas, 75254

(Name and Address of agent for service)

(972) 687-7250

(Telephone number, including area code, of agent for service)

With a copy to:

Parth S. Munshi, Esq.

General Counsel and Secretary

SWK Holdings Corporation
14755 Preston Road; Suite 105
Dallas, Texas 75254
Telephone: (404) 218-3600
Fax: (972) 987-7255

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐

Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	450,000	(3)	$11.285	(2)	$5,078,250	$511.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of outstanding shares of the Company’s common stock. Each share of common stock includes Preferred Stock Purchase Rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s common stock as quoted on the Over the Counter Bulletin Board on December 10, 2015.

(3)	Represents shares automatically reserved for issuance upon the exercise of outstanding options under the SWK Holdings Corporation 2010 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Parth S. Munshi

General Counsel and Secretary

14755 Preston Road, Suite 105

Dallas, Texas 75254

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by SWK Holdings Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference into this registration statement as of their respective dates. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 27, 2015.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 8, 2015.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, filed with the Commission on August 14, 2015.

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, filed with the Commission on November 16, 2015.

•	The Company’s Current Report on Form 8-K/A filed with the Commission on February 2, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on March 31, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on May 15, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on May 21, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on August 18, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on August 21, 2015

•	The Company’s Current Report on Form 8-K filed with the Commission on September 16, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on September 17, 2015

•	The Company’s Current Report on Form 8-K filed with the Commission on September 22, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on October 6, 2015.

•	The Company’s Current Report on Form 8-K filed with the Commission on November 16, 2015.

•	The Company’s Current Report on Form 8-K/A filed with the Commission on November 19, 2015.

•	The descriptions of the Common Stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares offered hereby is being passed upon on our behalf by Parth S. Munshi, Esq., our General Counsel and Secretary. As of December 2, 2015, Mr. Munshi did not (i) own any shares of common stock and (ii) hold any options to purchase shares of common stock.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated certificate of incorporation, as amended, and by-laws of the Company and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the registrant. This description is intended only as a summary and is qualified in its entirety by reference to the restated certificate of incorporation, as amended, the by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, as amended, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

As permitted by the DGCL, the Company’s amended and restated certificate of incorporation, as amended, provides that directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•       for any breach of the director’s duty of loyalty to the Company or its stockholders,

•       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•       under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•       for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article VII of the Company’s by-laws provides that the shall indemnify any person who was or is a party or who was or is threatened to be made a party to any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended.

Article VII of the by-laws further provides that, except with respect to a proceeding to enforce rights to indemnification or advancement of expenses under Article VII, the Company shall be required to indemnify a person under this Article VII in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors

Article VII of the by-laws further provides that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant. The registrant has purchased directors’ and officers’ liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

Article VII of the by-laws also provides that the Company shall have the power to enter into indemnification agreements with any director, officer, employee or agent of the Company in furtherance of the provisions of Article VII.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 11th day of December, 2015.

SWK HOLDINGS CORPORATION

By:	/s/ J. Brett Pope
	Name:	J. Brett Pope
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Brett Pope	Chief Executive Officer	December 11, 2015
J. Brett Pope	and a Director (Principal executive officer)

/s/ Charles Jacobson	Chief Financial Officer	December 11, 2015
Charles Jacobson	(Principal executive officer and principal accounting officer)

*	Chairman of the Board of Directors	December 11, 2015
Michael D. Weinberg

*	Director	December 11, 2015
D. Blair Baker

*	Director	December 11, 2015
Christopher W. Haga

*	Director	December 11, 2015
Edward B. Stead

*By:	/s/ Parth S. Munshi
Parth S. Munshi
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Parth S. Munshi, General Counsel and Secretary

23.1	Consent of Independent Registered Public Accounting Firm - Burr Pilger Mayer, Inc.

23.2	Consent of Independent Registered Public Accounting Firm - EisnerAmper LLP

23.2	Consent of Parth S. Munshi (included in Exhibit 5.1)

24.1	Powers of Attorney

99.1	2010 SWK Holdings Corporation Equity Incentive Plan